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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Amkor Technology, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-39642, 333-68032, and 333-81334 and Form S-8 (File Nos. 333-62891, 333-63430, 333-76254, 333-86161, 333-100814 and
333-104601) of Amkor Technology, Inc. of our report dated January 17, 2003, except for Note 21, which is as of January 27, 2003, and Notes 2, 13 and 15, which are as of October 6, 2003, relating to the consolidated financial statements of Anam Semiconductor, Inc. and its subsidiary, which appears in Current Report on Form 8-K/A of Amkor Technology, Inc., dated October 17, 2003.

/s/ SAMIL ACCOUNTING CORPORATION

Seoul, Korea
March 4, 2004

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